SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 Current Report
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                Date of Report:     (Date of earliest event reported):
                September 17, 1998  (September 9, 1998)

                                  X-ceed, Inc.
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

       0-13049                                       13-3006788
(Commission File Number)                    (I.R.S. Employer Identification No.)

                  488 Madison Avenue, New York, New York 10022
              (Address and zip code of principal executive offices)

                                  212-753-5511
                         (Registrant's telephone Number)



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Item 2.           ACQUISITION OR DISPOSITION OF ASSETS

                  On September 9, 1998, X-ceed, Inc. (the "Company" or "X-ceed") finalized a Plan of Merger with Mercury Seven, Inc. ("Mercury"), a privately held Delaware corporation specializing in development of Internet based businesses.

                  Under the Plan of Merger, Mercury was merged into a newly created Delaware subsidiary of the Company, X-ceed Merger Inc. Upon completion of the merger, X-ceed Merger Inc.'s name was changed to Mercury Seven, Inc., and as such, Mercury Seven, Inc. will operate as a wholly owned subsidiary of the Company. The Plan of Merger was structured as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as Amended.

                  As consideration for the transaction, the principal shareholders of Mercury received in exchange for their stock ownership of Mercury in the aggregate 1,073,333 shares of restricted common stock of X-ceed having a market value of approximately $8,050,000, together with cash consideration of $1,500,000. Pursuant to employment agreements with the Company, the principal shareholders of Mercury will continue to direct the daily affairs of Mercury.

                  Mercury is engaged in the business of Internet consulting, marketing and development in creating Internet-based businesses. Among its clients are Madison Square Garden, the New York Rangers, Arthur Anderson & Co., Radio City Music Hall and the Hearst Corporation. Through its ChannelSeven division, it offers cross-marketing navigational technologies and centralized media advertising management to connect Internet professional with valuable resources and services. Its clients include Netscape, Doubleclick, GTE Superpage and the @Home Network.

                  On September 14, 1998, the Company completed a Plan of Merger with Zabit and Associates, Inc. ("Zabit"), a privately owned California corporation engaged in corporate communications. It is intended that the Merger qualify as a tax-free reorganization with the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                  The Company paid a total consideration in exchange for all of the issued and outstanding Zabit common stock consisting of 2,258,724 shares of restricted common stock of X-ceed and the issuance of notes to the two principal shareholders of Zabit: (i) two notes totaling $4.8 million due March 15, 1999 together with interest at the Prime Rate per annum and (ii) two notes totaling $1,930,208 due on or before September 14, 2002 together with interest at 7% per annum. In a separate transaction, the Company purchased all of the issued and outstanding common stock of Water Street Design Group, Inc., a company engaged in design and production and affiliated with Zabit, for $2 million in cash. The Company purchased in a separate transaction the trade names and trademark of Zabit for $3.2 million in cash. The total consideration paid in connection with all of the foregoing transactions amounted to approximately $29.5 million.

                  Zabit was founded by William N. Zabit and Joyce Wesolowski in 1993. Since that time, Zabit has been engaged in providing creative solutions to corporate communications, both internally and externally. Zabit, which is headquartered in Sausalito, California, presently employs

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approximately 70 employees and maintains regional centers in Sausalito,  Chicago and New York. Zabit will operate as a separate division of X-ceed.

                  Zabit's present clients include Aetna Life Insurance Company, Advanced Micro Devices, Inc., Cirrus Logic Inc., Dell Computer Inc., Electronic Data Systems, Inc., Fidelity Investments Institutional Services Company, Inc., Fireman's Fund Insurance Company and numerous other major corporate clients.

                  As part of the transaction, William N. Zabit entered into a four-year employment agreement with X-ceed. Under the agreement, Mr. Zabit, who will receive a base salary of $400,000 annually, has now been named president and chief operating officer of X-ceed and has been appointed a director of the Company until the Company's next annual meeting. Mr. Bradley K. Nelson has also entered into a four-year employment agreement with X-ceed. Mr. Nelson will receive a base salary of $300,000 per year and has been named president of the Zabit division.

                  As a condition to closing both the Mercury Seven and Zabit mergers, the Board of Directors obtained from an independent advisory firm fairness opinions concluding that both transactions were fair from a financial point of view to the stockholders of X-ceed and X-ceed.





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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        X-ceed, Inc.
                                        (Registrant)

                                        By: /s/ Werner Haase
                                            Werner Haase, President


DATED:  September 17, 1998



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                                    EXHIBITS

2(e) Agreement and Plan of Merger by and among X-ceed, Inc., X-ceed Merger Inc., Mercury Seven, Inc., and the Shareholders of Mercury Seven, Inc.

2(f)     Certificate of Merger of Mercury Seven, Inc. into X-ceed Merger Inc.

2(g) Agreement and Plan of Merger among X-ceed, Inc. Zabit & Associates, Inc. and the Shareholders Named Therein

2(h)     Certificate of Merger of Zabit and Associates, Inc. into X-ceed, Inc.

10(j)    Stock Purchase Agreement among X-ceed, Inc., William N. Zabit and Joyce
         M. Wesolowski

10(k) Purchase Agreement by and among X-ceed, Inc., William N. Zabit and Joyce M. Wesolowski



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